Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
HSBC Portfolios:

We consent to the use of our report, dated December 22, 2011, for the HSBC Portfolios (formerly the HSBC Investor Portfolios), incorporated by reference herein, and to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement.

/s/ KPMG LLP

Columbus, Ohio
February 28, 2012